Exhibit 10.8.8

LETTER AGREEMENT

AWARD OF

PERFORMANCE SHARES AND

CASH-BASED PERFORMANCE UNITS

The Executive Compensation Committee of the Gannett Board of Directors has approved an award of Performance Shares and Cash-Based Performance Units to you under the 2001 Omnibus Incentive Compensation Plan, as set forth below.

This Letter Agreement and the enclosed Terms and Conditions effective as of February 24, 2006, constitute the formal agreement governing these awards.

Please sign both copies of this Letter Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned. Please keep the enclosed Terms and Conditions for future reference.

Employee:	Title:

Grant Date: February 24, 2006

Performance Period: December 26, 2005 through December 28, 2008

Target Number of Performance Shares:	______________

Maximum Number of Performance Shares:	______________

Target Amount of Cash-Based Performance Units:	$_____________

Maximum Amount of Cash-Based Performance Units:	$_____________

Performance Goals and Performance/Payout Matrix for the Performance Shares and for the Cash-Based Performance Units are set forth on the attached Exhibit.

Gannett Co., Inc.

By:
Employee’s Signature		Roxanne V. Horning
Vice President/Human Resources

PERFORMANCE SHARES

AND

CASH-BASED PERFORMANCE UNITS

TERMS AND CONDITIONS

Under the

Gannett Co., Inc.

2001 Omnibus Incentive Compensation Plan

and

Strategic Long-Term Incentive Plan

These Terms and Conditions, dated February 24, 2006, govern the grant of Performance Shares and Cash-Based Performance Units under the 2001 Omnibus Incentive Compensation Plan (the “Plan”) and the Strategic Long-Term Incentive Plan Design Specifications (the “Design Specifications”) to Gannett employees, as set forth below.

1. Grant of Performance Shares and Cash-Based Performance Units. Pursuant to the provisions of (i) the Plan, (ii) the Design Specifications, (iii) the individual Letter Agreement governing the grant, and (iv) these Terms and Conditions, the Company has granted to the Employee the number of Performance Shares and the amount of Cash-Based Performance Units set forth on the applicable Letter Agreement. On or before February 26, 2009, the Employee shall be entitled to receive from the Company one share of the Company’s common stock (“Common Stock”) for each Performance Share that has been earned and a cash payment equal to the amount of Cash-Based Performance Units that has been earned (as determined in accordance with Section 2 below). No payment will be made to the Employee with regard to, and the Employee will forfeit, any Performance Shares and any portion of Cash-Based Performance Units that are not earned as of the expiration of the Performance Period.

2. Determination of the Number of Performance Shares and the Amount of Cash-Based Performance Units Earned. The number of Performance Shares and the amount of Cash-Based

Performance Units earned by the Employee will be determined by the Executive Compensation Committee of the Company (the “Committee”) as of the end of the Performance Period in accordance with the Performance/Payout Matrix set forth on the Exhibit attached to the Letter Agreement.

3. No Dividend Equivalents; No Interest Paid. No dividend equivalents shall be paid to the Employee with regard to the Performance Shares. No interest shall be paid or earned on the Cash-Based Performance Units.

4. Withholding Taxes. The amount paid in respect of Cash-Based Performance Units, if any, and the number of shares of Common Stock in respect of the Performance Shares that have been earned, if any, may be reduced for applicable withholding taxes.

5. Payment of Awards. No shares of Common Stock and no amount of cash shall be paid, delivered or credited to an Employee until the Committee has received a certification from the Company’s independent registered public accounting firm of the attainment of at least one of the Performance Goals. Following such certification and no later than February 26, 2009, the Company shall (i) deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book-entry, for the number of shares of Common Stock equal to the number of Performance Shares that have become earned in accordance with Section 2 above, which number of shares may be reduced as provided in Section 4 above and (ii) make a cash payment to the Employee equal to the amount of Cash-Based Performance Units that the Employee has earned as determined in accordance with Section 2 above, reduced by the withholding amount as provided in Section 4 above. An Employee shall have no further rights with regard to the Performance Shares once the underlying shares of Common Stock have been delivered.

6. Cancellation or Forfeiture of Award. (a) Cancellation. Except as provided in Sections 7, 14 and 15 below, the Performance Shares and Cash-Based Performance Units shall automatically be cancelled upon termination of the Employee’s employment with the Company or any of its subsidiaries prior to the expiration of the Performance Period, and in such event the Employee shall not be entitled to receive any cash payment or shares of Common Stock in respect thereof.

(b) Forfeiture Because of Misconduct. (i) The Employee shall reimburse the Company the amount of the gross Cash-Based Performance Units and the value of the Performance Shares earned by the Employee during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of a financial document as to which the Company subsequently prepared and issued or filed a “Restatement” (as defined below). For the purpose of paragraph 6(b)(i), the value of such Performance Shares shall be determined as of the date the shares of Common Stock subject to such Performance Shares were paid to the Employee.

(ii) This reimbursement requirement shall only apply to the Employee if he or she either: (a) knowingly or negligently engaged in the misconduct referred to in paragraph 6(b)(iii), or knowingly or negligently failed to prevent such misconduct, or (b) are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

(iii) For purposes of this section, “Restatement” means an accounting restatement the Company is required to prepare due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws.

7. Death, Disability, Retirement, Leaves. Death. Except as provided in Sections 14 and 15 below, in the event that the employment of the Employee shall terminate prior to the expiration of the Performance Period by reason of death, the Employee’s beneficiary or estate shall be entitled to receive, at the time of the Employee’s death, the number of shares of Common Stock and an amount of Cash-Based Performance Units equal to the product of (i) the total number of shares in respect of such Performance Shares and the total value of Cash-Based Performance Units which the Employee would have been entitled to receive upon the expiration of the Performance Period if the Employee were not deceased and assuming the Performance Goals were satisfied at the Target Performance Level, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Grant Date and the date of death, and the denominator of which shall be 34.

Disability. Except as provided in Sections 14 and 15 below, in the event that the employment of the Employee shall terminate prior to the expiration of the Performance Period by reason of the Employee’s permanent disability (as determined under the Company’s Long Term Disability Plan), the Employee shall be entitled to receive, upon the expiration of the Performance Period, the number of shares of Common Stock and an amount of Cash-Based Performance Units equal to the product of (i) the total number of shares in respect of such Performance Shares and the total value of Cash-Based Performance Units which the Employee would have been entitled to receive upon the expiration of the Performance Period had the Employee not become disabled, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Grant Date and the date that employment terminated, and the denominator of which shall be 34.

Retirement. Except as provided in Sections 14 and 15 below, in the event that the employment of the Employee shall terminate prior to the expiration of the Performance Period by reason of the Employee’s retirement at or after age 65 or early retirement at or after age 55 with

10 years of service in accordance with the Company’s policies, the Employee shall be entitled to receive, upon the expiration of the Performance Period, the number of shares of Common Stock and an amount of Cash-Based Performance Units equal to the product of (i) the total number of shares in respect of such Performance Shares and the total value of Cash-Based Performance Units which the Employee would have been entitled to receive had the Employee not retired and assuming the Performance Goals were satisfied at the lesser of: (a) the Target Performance Level or (b) the level achieved based on the Company’s actual results for the Performance Period, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Grant Date and the retirement date, and the denominator of which shall be 34; provided, however, that the Employee shall not be entitled to receive any Performance Shares or Cash-Based Performance Units by reason of the Employee’s retirement if, on or before February 26, 2009, the Employee is employed by or consults with any business that competes with the Company.

Leaves. In the event that the Employee takes a leave of absence from his or her employment, unless otherwise determined in advance by the Company, the Employee shall be entitled to receive, upon the expiration of the Performance Period, the number of shares of Common Stock and an amount of Cash-Based Performance Units equal to the product of (i) the total number of shares in respect of such Performance Shares and the total value of Cash-Based Performance Units which the Employee would have been entitled to receive upon the expiration of the Performance Period, and (ii) a fraction, the numerator of which shall be 34 minus the number of full calendar months constituting the leave of absence, and the denominator of which shall be 34.

Code Section 409A. Notwithstanding the foregoing and solely to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Employee is a “key employee” and if delivery of shares and payment of cash are being made in connection with the

Employee’s separation from service other than by reason of the Employee’s death or permanent disability (as determined under the Company’s Long Term Disability Plan and provided that the Employee is “disabled” within the meaning of Section 409A of the Code), delivery of the Performance Shares and payment of Cash-Based Performance Units shall be delayed until six months after the Employee’s separation from service with the Company.

8. Non-Assignability. The Performance Shares and Cash-Based Performance Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares or Cash-Based Performance Units be made subject to execution, attachment or similar process.

9. Rights as a Shareholder. The Employee shall have no rights as a shareholder by reason of the Performance Shares.

10. Discretionary Plan; Employment. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time, subject to the contract rights established by this Agreement. With respect to the Plan, (a) each grant of Performance Shares and grant of Cash-Based Performance Units is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares or Cash-Based Performance Units, or benefits in lieu of a Performance Shares or Cash-Based Performance Units; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Performance Shares or Cash-Based-Performance Units shall be granted, the number of Performance Shares and the value of Cash-Based Performance Units, and the Performance Period, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan shall not create a right to further employment with the Employee’s employer and shall not interfere with the ability of the Employee’s employer to terminate the Employee’s employment relationship at any time with or without cause; (d) the

Employee’s participation in the Plan is voluntary; (e) the Performance Shares and Cash-Based Performance Units are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments; and (f) the future value of the Performance Shares and Cash-Based Performance Units is unknown and cannot be predicted with certainty.

11. Effect of Plan and Design Specifications and these Terms and Conditions. The Plan and the Design Specifications are hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan and the Design Specifications, including without limitation the authority of the Committee to adjust awards and to make interpretations and other determinations with respect to all matters relating to the applicable Letter Agreements, these Terms and Conditions, the Plan, the Design Specifications, and awards made pursuant thereto.

12. Notices. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at 7950 Jones Branch Drive, McLean, Virginia 22107, and if to the Employee shall be addressed to the Employee at his or her address as it appears on the Company’s records.

13. Successors and Assigns. The applicable Letter Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Sections 6 and 7 hereof, to the heirs, legatees and personal representatives of the Employee.

14. Change in Control Provisions.

Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to the Performance Shares and Cash-Based Performance Units granted under the attached Letter Agreement.

(a) Definitions.

As used in Article 15 of the Plan and in these Terms and Conditions, a “Change in Control” shall mean the first to occur of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (iv) any acquisition pursuant to a transaction that complies with Sections 14(a)(iii)(A), 14(a)(iii)(B) and 14(a)(iii)(C);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Participant in the Plan who participates in any group conducting a management buyout of Gannett under the terms of which Gannett ceases to be a public company may claim that such buyout is a Change in Control under the Plan and no such Participant shall be entitled to any payments or other benefits under the Plan as a result of such buyout.

(b) Acceleration Provisions. Subject to Section 14(c), in the event of the occurrence of a Change in Control, the number of Performance Shares and the amount of Cash-Based Performance Units earned by the Employee shall be determined as if the Company’s performance for the Performance Period was at the Target Performance Level for the Performance Period, and, if such Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, there shall be paid out to the Employee within thirty (30) days following the effective date of the Change in Control, the number of shares of Common Stock subject to the Performance Shares and the value of Cash-Based Performance Units, determined based on the Performance/Payout Matrix in the applicable Letter Agreement. Subject to Section 14(c), in the event of the occurrence of a Change in Control that is not a “change in control event” within the meaning of Section 409A of the Code, the Employee’s entitlement to the Performance Shares and the amount of Cash-Based Performance Units shall be determined at the Target Performance Level for the Performance Period, and the Performance Shares and the amount of Cash-Based Performance Units shall be paid out in accordance with the timing of payment rules otherwise provided under these Terms and Conditions.

(c) Limitation on Acceleration and Payment.

The benefits that may accrue to the Employee under this Section 14 may be affected by the “Limited Vesting” provisions of Sections 15.3 and 15.4 of the Plan. If the “Limited Vesting” provisions of Sections 15.3 and 15.4 are triggered, the accelerated vesting and payment rules under Section 14(b) shall apply to the Performance Shares and Cash-Based Performance Units only to the extent that such vesting and payment shall maximize the Employee’s after-tax proceeds. To the extent that the Performance Shares and the amount of Cash-Based Performance Units shall not vest or be paid because of the application of the Limited Vesting provisions, the Performance Shares and Cash-Based Performance Units shall otherwise remain in effect and be governed by the terms of these Terms and Conditions (ignoring the application of Section 14(b)).

(d) Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Employee in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 14, whether or not initiated by the Employee.

15. Employment Agreements. The provisions of Sections 6, 7 and 14 of these Terms and Conditions shall not be applied to or interpreted in a manner which would decrease the rights held by, or the payments owing to, an Employee under an employment agreement with the Company that contains specific provisions applying to Plan awards in the case of any (i) change in control or similar event or (ii) termination of employment, and if there is any conflict between the terms of such employment agreement and the terms of Sections 6, 7 or 14, the employment agreement shall control.

16. Grant Subject to Applicable Regulatory Approvals. Any grant of Performance Shares or Cash-Based Performance Units under the Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Employee’s country. These approvals cannot be assured. If necessary approvals for grant or payment are not obtained, the Performance Shares and Cash-Based Performance Units may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion.

17. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.